Exhibit 3.11

CERTIFICATE OF FORMATION

OF

US LEC OF SOUTH CAROLINA LLC

This Certificate of Formation of US LEC of South Carolina LLC (the “LLC”), dated as of March 27, 2008, has been duly executed and is being filed by Charles E. Sieving, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is US LEC of South Carolina LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH. The effective time of this Certificate of Formation shall be 12:01 A.M. Eastern Time on April 1, 2008.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Charles E. Sieving
Charles E. Sieving
Authorized Person